AMENDMENT NUMBER 4 TO MANAGEMENT AGREEMENT

     THIS AMENDMENT NUMBER 4 TO MANAGEMENT AGREEMENT (the “Amendment”) is made and entered into as of December 31, 2001, by and between Perini Corporation, a Massachusetts corporation (“Perini”), Tutor-Saliba Corporation, a California corporation (“Tutor-Saliba”) and Ronald N. Tutor (“Tutor”), an individual and President of Tutor-Saliba (Perini, Tutor-Saliba and Tutor collectively, the “Parties”).

     RECITALS

     WHEREAS, Perini, Tutor-Saliba and Tutor entered into Management Agreement as of January 17, 1997 (the “Management Agreement”), whereby, among other things, Tutor-Saliba agreed to provide certain services of Tutor to Perini;

     WHEREAS, on or by December 31, 2000, by Amendment No. 3 to that Management Agreement it was extended so that it would terminate, if not earlier, on December 31, 2001;

     WHEREAS, the Parties desire to include Ronald N. Tutor, Chairman and Chief Executive Officer of the Company as a participant in the Corporate Incentive Compensation Plan beginning in 2002. Mr. Tutor will participate on the same terms and conditions as Group I, Executive Officers. The potential bonus to be earned will be based upon the Compensation as defined under Section 3(b) of the Management Agreement; and

     WHEREAS, the Parties desire again to extend the termination date of the Management Agreement.

     NOW THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the Parties hereby agree as follows:

1.      Paragraph 6 of the Management Agreement, as amended, shall be amended in its entirety to read as follows:

               6.      Termination. Unless earlier terminated by the parties, this Agreement shall terminate upon the earliest to occur of (i) December 31, 2002, (ii) Tutor's inability to perform the services contemplated hereby, whether because of death, disability or otherwise, (iii) written notice from Perini to Tutor after, in the determination of a majority of the Board of Directors of Perini, Tutor has failed to perform his obligations under this Agreement, and (iv) the reasonable determination by the Board of Directors of Perini, and written notice thereof to Tutor, that it would be inadvisable for Tutor to continue performing the services contemplated by this Agreement, or (v) the consummation of a sale of Perini to a party other than Tutor or his affiliates.

2.     Section 3(c) of the Management Agreement shall be added as follows:

               (c)      Beginning in 2002 and continuing as long as the Management Agreement is in force, Ronald N. Tutor, Chairman and Chief Executive Officer of the Company shall participate in the Corporate Incentive Compensation Plan under the same terms and conditions as Group I, Executive Officers. The potential bonus will be based upon the Compensation as defined under Section 3(b) of the Management Agreement.

3.      Except as specifically amended herein, all other provisions of the Management Agreement as amended shall remain unchanged and in full force and effect.

4.      This Amendment may be executed in several counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

     IN WITNESS HEREOF, each of the parties hereto have caused a counterpart of this Amendment to be executed and delivered as of the date first above written by their duly authorized representatives.

        PERINI CORPORATION

        By:  /s/Robert Band
        Title:  President & Chief Operating Officer

        TUTOR-SALIBA CORPORATION

        By:  /s/Ronald N. Tutor
        Title:  President

        RONALD N. TUTOR

        By: /s/Ronald N. Tutor
        Title: